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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported):
                                November 13, 1998


                                 Interleaf, Inc.
             (Exact name of Registrant as specified in its charter)




    Massachusetts                     0-14713                  04-2729042
(State or other jurisdiction        (Commission              (I.R.S. Employer
of incorporation)                    File Number)           Identification No.)


                 62 Fourth Avenue, Waltham, Massachusetts 02451
              (Address of principal executive offices and zip code)



               Registrant's telephone number, including area code:
                                 (781) 290-0710








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ITEM 5.  Other Events.

Nasdaq Minimum Bid Price Requirement; Reverse Split

On November 13, 1998, The Nasdaq Stock Market, Inc. ("Nasdaq") advised the Company that its Common Stock, $.01 par value per share (the "Common Stock"), was not in compliance with one of the continuing maintenance requirements for listing on the Nasdaq National Market. Specifically, the Common Stock had failed to maintain a closing bid price of greater than or equal to $1.00 for thirty consecutive trading days. Under Nasdaq's procedures, the Company has a period of ninety calendar days in which to come back into compliance with Nasdaq Marketplace Rule 4450(a)(5). In order to comply, the closing bid price for a minimum of ten consecutive trading days must be at a price greater than or equal to $1.00. The deadline for compliance is February 12, 1999. In an attempt to increase the minimum bid price of the Common Stock to a level above the $1.00 minimum bid price continuing maintenance requirement, the Company will call a Special Meeting of Stockholders for December 28, 1998 (the "1998 Special Meeting") to seek stockholder approval of a proposal to effect a one-for-three reverse stock split of its outstanding shares of Common Stock (the "Reverse Stock Split"). Proxy materials for the 1998 Special Meeting are expected to be mailed to stockholders on or about December 4, 1998.

If the Reverse Stock Split is approved by stockholders at the 1998 Special Meeting, the Company expects to file an Amendment to its Articles with the Secretary of State of the Commonwealth of Massachusetts promptly thereafter. However, the final decision on whether and when to carry out the Reverse Stock Split will be made by the Board of Directors based upon its evaluation as to when such action will be most advantageous to the Company and its stockholders.

If the Reverse Stock Split is effectuated, each stockholder will own one-third as many shares (but the same percentage of the outstanding shares) as such stockholder owned before the Reverse Stock Split (except that any fractional share will be rounded up to the nearest whole share.) The Reverse Stock Split will have no effect on the number of authorized shares of Common Stock or the par value of the Common Stock, and each share of Common Stock outstanding after the Reverse Stock Split will continue to entitle its holder to one vote.

November 1998 Private Placement

On November 18, 1998, the Company entered into Common Stock Purchase Agreements (the "Purchase Agreements") with nine persons (the "Purchasers") pursuant to which each of the Purchasers agreed, upon the request of the Company within certain time periods, to purchase up to a specified number of shares of Common Stock at a purchase price of $.80 per share (the "November 1998 Private Placement"). The aggregate consideration payable under the Purchase Agreements is approximately $3.7 million, which would result in the issuance of approximately 4.6 million shares of Common Stock. The shares will be issued in reliance on an exemption from registration under Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act").

Under Nasdaq Marketplace Rule 4460(i)(1)(D), the Company is required to obtain stockholder approval prior to, among other things, issuing common stock in a private financing at a price less than the greater of book or market value of the common stock, where the amount of common stock to be issued exceeds 20% of the common stock or voting power of the company outstanding prior to the issuance. Although the $.80 per share price was above the market price at the time that the purchase price was negotiated with the unaffiliated Purchasers, it may be less than the market price at the time of the issuance. Therefore, it is a condition to the sale and issuance of Common Stock under the Purchase Agreements that the Company's stockholders approve such issuances, if (at the time of the issuance) the lesser of book value or market price of the Common Stock is greater than $ .80 per share and to the extent the number of shares issued

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exceeds the 20% threshold. At the 1998 Special Meeting, stockholders will be asked to approve the stock issuances under the Purchase Agreements.

Under the terms of the Purchase Agreements, the Company is required to file a registration statement under the Securities Act covering the resale of the shares of Common Stock sold under the Purchase Agreements, and to use its best efforts to have such registration statement declared effective as soon thereafter as possible.

Certain of the Purchasers in the November 1998 Private Placement are affiliates of the Company. These affiliates were requested by the unaffiliated Purchasers to invest some of their own money to purchase shares of Common Stock in the transaction as an inducement to the unaffiliated Purchasers to enter into the Purchase Agreements. The affiliates who have committed to purchase in the November 1998 Private Placement are Jaime W. Ellertson, President, Chief Executive Officer and a director of the Company, Peter J. Rice, Chief Financial Officer of the Company, John E. Pavlov, Vice President of Development of the Company, Craig Newfield, Vice President and General Counsel of the Company, Frederick B. Bamber, a director of the Company, and Rory J. Cowan, Chairman of the Board of Directors of the Company. At the time that the purchase price was negotiated with the unaffiliated Purchasers, the purchase price per share was at a premium over the then current market price.

EXHIBITS

10.  Form of Common Stock Purchase Agreement.



SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    November 27, 1998                           Interleaf, Inc.


                                                 /s/ Craig Newfield
                                        ---------------------------------------
                                        By:      Craig Newfield
                                        Title:   V.P., General Counsel & Clerk